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                                                                      EXHIBIT 21

                                SUBSIDIARIES OF
                      PUBLIC SERVICE COMPANY OF COLORADO
                            AS OF DECEMBER 31, 1995

     SUBSIDIARY                                   STATE OF INCORPORATION
     ----------                                   ----------------------

1.  Cheyenne Light, Fuel and Power Company                 Wyoming

2.  e prime, inc                                           Colorado

3.  Fuel Resources Development Co.                         Colorado

4.  Green and Clear Lakes Company                          New York

5.  Natural Fuels Corporation                              Colorado

6.  New Century Energies, Inc.                             Delaware

7.  PS Colorado Credit Corporation                         Colorado

8.  PSR Investments, Inc.                                  Colorado

9.  1480 Welton, Inc.                                      Colorado

10. WestGas InterState, Inc.                               Colorado

11. Young Gas Storage Company                              Delaware

The names of several majority-owned subsidiaries are omitted since such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 1995.